UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 29, 2015

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 29, 2015, Summit Healthcare REIT, Inc. (“we” or the “Company”), through our subsidiary Summit Healthcare Operating Partnership, LP (“SHOP”), entered into a joint venture (“Joint Venture”) and limited liability company agreement (“LLC Agreement”) with Best Years, LLC (“Best Years”), a U.S. based affiliate of Union Life Insurance Co, Ltd. (“Union Life”). In conjunction with the Joint Venture, SHOP contributed all of its limited liability company interest in each of six limited liability companies that collectively own (i) two skilled nursing facilities located in Lamar and Monte Vista, CO, (ii) an assisted living facility located in Front Royal, VA, (iii) a skilled nursing/assisted living facility located in Myrtle Point, OR and (iv) a skilled nursing/independent living facility and independent living facility located in Portland and Salem, OR, respectively (collectively, the “Properties”) to the Joint Venture entity, resulting in the Joint Venture owning each of the Properties. Best Years, in conjunction with the Joint Venture, contributed cash in the amount of approximately $9.9 million to the Joint Venture. At the close of the Joint Venture transaction, SHOP received approximately $9.2 million in cash from the Joint Venture, and concurrent with the transaction the principal amount of The PrivateBank and Trust Company loan cross-collateralized by four of the Properties reduced the Front Royal Loan by $715,000. Under the LLC Agreement, as a result of these contributions and cash distributions, SHOP and Best Years own a 10% and 90% equity interest in the Joint Venture, respectively.

Under the LLC Agreement, net operating cash flow of the Joint Venture will be distributed quarterly first to SHOP and Best Years pari passu up to a 10% annual return, and thereafter to Best Years 75% and SHOP 25%. All capital proceeds (from the sale of the Properties, refinancing, or other capital event) will be paid first to SHOP and Best Years pari passu until each has received an amount equal to its accrued but unpaid 10% return plus its total contribution, and thereafter to Best Years 75% and SHOP 25%.

As part of the Joint Venture, we formed Summit Healthcare Asset Management, LLC (the “Management Company”) as a wholly-owned taxable REIT subsidiary.  Under the LLC Agreement, Best Years will pay the Management Company a one-time acquisition fee equal to 1% of the original purchase price paid for the Properties, and the Joint Venture will pay the Management Company annual asset management fees equal to .25% of the original purchase price paid for the Properties.

As a result of the Joint Venture, the Properties will no longer be consolidated in the Company’s financial results, commencing April 30, 2015. The Joint Venture will be accounted for under the equity method in the Company’s consolidated financial statements.

Attached as Exhibit 99.2 to this Current Report on Form 8-K, and incorporated herein by reference, is a copy of the Company’s press release, dated April 30, 2015, announcing the Joint Venture.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On April 29, 2015, the Compensation Committee of the Board of Directors of Summit Healthcare REIT, Inc. (the “Company”) authorized annual salaries retroactively to January 1, 2015 for the following officers of the Company:

Kent Eikanas, President & Chief Operating Officer	$300,000
Elizabeth Pagliarini, Chief Financial Officer and Treasurer	$200,000
Peter Elwell, Chief Investment Officer	$200,000

Additionally, on April 29, 2015, the Compensation Committee of the Board of Directors of the Company awarded cash bonuses of $80,000, $60,000 and $60,000 to Kent Eikanas, Elizabeth Pagliarini, and Peter Elwell, respectively, for the achievement of certain performance related milestones in 2015. The bonuses will be paid in accordance with payroll policy.

The Compensation Committee of the Board of Directors is continuing to evaluate a comprehensive incentive compensation program for key executives.

Item 9.01	Financial Statements and Exhibits.

(b)	Unaudited Pro Forma Financial Information.

The following pro forma financial information (unaudited) of the Company, after giving effect to the transactions contemplated by the Joint Venture, are attached hereto as Exhibit 99.1:

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2014

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2014

(d)	Exhibits.

Exhibit No.	Description

10.1	Limited Liability Company Agreement of Summit Union Life Holdings, LLC between Summit Healthcare Operating Partnership, LP and Best Years, LLC dated as of April 7, 2015.

10.2	Assignment and Assumption of Limited Liability Company Membership Interests made by Summit Healthcare Operating Partnership, LP and Summit Union Life Holdings, LLC dated as of April 28, 2015.

99.1	Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations

99.2	Press release issued May 1, 2015, titled “Summit Healthcare REIT, Inc. Announces Joint Venture”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name:	Elizabeth A. Pagliarini
Title:	Chief Financial Officer

Dated: May 1, 2015